EXHIBIT 10.1

DIRECTOR SEPARATION AGREEMENT

This Director Separation Agreement (“Agreement”) dated and effective as of December 12, 2025 (the “Effective Date”), is entered into by and between Golden Matrix Group, Inc, a Nevada corporation (the “Company”), and Thomas E. McChesney, an individual (the “Director”) (each referred to herein as a “Party” and collectively as the “Parties”).

RECITALS

WHEREAS, the Director has served as a member of the Board of Directors of the Company (the “Board”) since effective April 27, 2020 and is currently (i) a member of the Board, (ii) a member of the Audit Committee and Nominating and Corporate Governance Committee of the Board, and (iii) the chairman of the Compensation Committee of the Board (collectively, the “Board Positions”); and

WHEREAS, effective as of the Effective Date, the Director desires to resign from the Board Positions and the Company desires to accept such resignation, pursuant to the terms set forth herein.

NOW THEREFORE, in consideration of and in exchange for the promises, covenants and releases contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties mutually agree as follows:

AGREEMENT

1. Resignation.  Effective as of the Effective Date, the Director hereby resigns from the Board Positions.  To evidence such resignation, Director shall sign and deliver the resignation letter attached hereto as Exhibit A to the Company on the Effective Date.

2. Cash Consideration.  On the Effective Date, the Company will pay the Director $60,000 in immediately available funds in consideration for past services rendered as a member of the Board of Directors and in lieu of 2025 incentive compensation which would otherwise have been due to the Director had he remained on the Board of Directors (the “Cash Consideration”).

3.  Unvested Restricted Stock Awards. On the Effective Date, all unvested restricted stock awards (“RSUs”) held by the Director under all RSU Award Grant Agreements with the Company, shall immediately expire and be forfeited in accordance with their terms and terminate automatically and without any further action by the Parties.

Director Separation Agreement

4. Mutual Release. Effective on the Effective Date, and excepting only the terms and conditions of this Agreement and the documents contemplated to be delivered hereby Director, on behalf of himself and his heirs, personal representatives, successors, and assigns, hereby releases, discharges, and waives any and all claims, counterclaims, actions, or causes of action whether asserted or unasserted and whether known or unknown which he, she, or they have possessed or may possess up until the time of the Effective Date against the Company and its subsidiaries, and each of their affiliates, officers, directors, employees, investors, shareholders, members, managers, administrators, predecessor and successor corporations, attorneys, affiliates, agents, and assigns, including, but not limited to, in connection with the RSUs and/or any and all other unvested equity awards held by the Director, and covenants not to sue any of them for any of such claims.  Effective on the Effective Date, and excepting only the terms and conditions of this Agreement and the documents contemplated to be delivered hereby, the Company, on behalf of itself and its affiliates and its and their successors and assigns, hereby releases, discharges, and waives any and all claims, counterclaims, actions, and causes of action whether asserted or unasserted and whether known or unknown which the Company may have possessed or may possess up until the time of the Effective Date against the Director and his heirs, personal representatives, successors, and assigns, including without limitation, any claims in any way related to the Director’s acts or omissions as a director of the Company, or any possible legal, equitable, contract or tort claim, whether based on breach of contract or otherwise, and covenants not to sue any of them for any such claims. Notwithstanding the foregoing, the Company’s release of the Director shall not include any claims arising out of or relating to any of the Director’s conduct that is determined by a court of competent jurisdiction in a final, non-appealable judgment to constitute a breach of the Director’s fiduciary duty, fraud, willful misconduct, or a knowing violation of law and/or for any breaches of the Director’s continued obligation to keep information of the Company confidential, including, but not limited to as discussed in Section 5, below. The Director’s release of the Company shall not include rights to indemnification that the Director may have under the Company’s Bylaws, Certificate of Incorporation, or any separate Indemnification Agreement and/or the right to be covered as an insured under the Company's D&O policies for past acts.

5. Non-Disclosure of Confidential Information. Director acknowledges that, while serving on the Board Positions, Director has had access to confidential information of the Company, as well as corporate affiliates (including, but not necessarily limited to, the parent, subsidiary, and sibling companies of the Company) relating, but not limited to, the Company’s customers, mailing lists, customer sales history, and other customer information, vendor lists, contracts, leases, payroll, and other Company information, creative files, marketing plans, pricing data, financial and strategic plans, corporate procedures and policies, and other proprietary information. Following the Effective Date, Director agrees not to directly or indirectly use, communicate, or otherwise disclose any such confidential information of Director to, or for the benefit of, any person, firm or corporation, except as required by law or other compulsory disclosure process. Notwithstanding the above, nothing shall prevent Director from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Director has reason to believe is unlawful. Nothing in this Agreement prevents or restricts Director from disclosing factual information relating to claims of harassment, discrimination, or retaliation under the Fair Employment and Housing Act (FEHA), the Equal Employment Opportunity Commission, or a state or local commission on human rights, or any self-regulatory organization regarding possible violations of law, including claims based on race, sexual orientation, religion, color, national origin, ancestry, disability, medical condition, and age. Further, nothing in this Agreement or any other agreement by and between the Company and Director shall prohibit or restrict Director from (i) voluntarily communicating with an attorney retained by Director, (ii) initiating, testifying, assisting, complying with a subpoena from, or participating in any manner with an investigation conducted by the Securities and Exchange Commission, Occupational Safety and Health Administration or any other government authority or self-regulatory agency (collectively, “Agencies”), (iii) recovering a Securities and Exchange Commission whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934, as amended, or (iv) disclosing any confidential information to a court or other administrative or legislative body in response to a subpoena, provided that Director first promptly notifies and provides the Company with the opportunity to seek, and join in its efforts at the sole expense of the Company, to challenge the subpoena or obtain a protective order limiting its disclosure, or other appropriate remedy.

Director Separation Agreement

6. Non-Disparagement. Subject to the protected rights set forth in Section 5, the Director agrees not to make any defamatory or disparaging statements about the Company or its officers and directors. The Company agrees to instruct its officers and directors not to make any defamatory or disparaging statements about the Director.

7. Continuing Obligations and Cooperation.  Director agrees to cooperate fully, truthfully, and promptly with the Company in any future legal, regulatory, or administrative proceedings, audits, or investigations related to matters arising during Director’s service in the Board Positions.

8. Miscellaneous. This Agreement embodies the entire agreement of the Parties and supersedes any and all other agreements, understandings, negotiations, or discussions, either oral or written, express or implied, between the Parties except as incorporated by reference herein.  This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties. This Agreement, and all the terms and provisions contained herein, shall bind the heirs, personal representatives, successors and assigns of each Party, and inure to the benefit of each Party, its agents, directors, officers, employees, servants, successors, and assigns.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall be interpreted under the laws of the State of Nevada, both as to interpretation, performance and enforcement.

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Director Separation Agreement

IN WITNESS WHEREOF, the Parties have executed this Director Separation Agreement effective as of the Effective Date

/s/ Thomas E. McChesney Thomas E. McChesney	Golden Matrix Group, Inc. By: /s/ William Scott Name: William Scott Title: Chairman and CEO

Director Separation Agreement

 EXHIBIT A

Form of Resignation Letter

Golden Matrix Group, Inc.

3651 Lindell Road

Las Vegas, Nevada 89103

To the Board of Directors of Golden Matrix Group, Inc.

I, Thomas E. McChesney, hereby resign as (i) a member of the Board of Directors of Golden Matrix Group, Inc., a Nevada corporation (the “Company” and the “Board”), (ii) a member of the Audit Committee and Nominating and Corporate Governance Committee of the Board, and (iii) the chairman of the Compensation Committee of the Board, effective immediately on the date of this letter (collectively, the “Board Positions”).

I hereby acknowledge that I am not resigning from the Board Positions by reason of any disagreement with the Company or the Board on any matter related to the Company’s operations, policies or practice.

As a result of my resignations, I no longer hold any director or other positions whatsoever with the Company or its subsidiaries.

Dated: December 12, 2025

Very truly yours,

/s/ Thomas E. McChesney
Thomas E. McChesney